News
For Immediate Release	Contact:
July 18, 2002	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES INC. REPORTS
SECOND QUARTER DILUTED EARNINGS PER SHARE OF $0.67

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Sales Increase 9 percent to $186.8 Million

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NEW YORK, July 18 -- Minerals Technologies Inc. (NYSE: MTX) today reported second quarter net income of $14.0 million, a 35-percent increase over the $10.3 million reported in the second quarter of 2001. Diluted earnings per common share were $0.67 compared with $0.52 in the same period last year, a 29-percent increase. In the second quarter of 2001, the company recorded a pre-tax restructuring charge of $3.4 million, or $0.10 in diluted earnings per share.

     "Because of the strategies we have in place, Minerals Technologies grew sales by 9 percent despite weak economic conditions in the two main industries we serve--paper and steel--both of which have shown continued declines in production from a year ago," said Paul R. Saueracker, chairman, president and chief executive officer. "However, our operating income, excluding the prior year's restructuring charge, grew only 2 percent. This slower growth in operating income can be attributed to a few factors, including some spending undertaken to support the company's future growth. These factors included development costs for the recently acquired merchant plant in Hermalle, Belgium, which is now producing coating-grade precipitated calcium carbonate (PCC); marketing expenses for the launch of Scantrol™ , the new laser-sensor robotic maintenance system for electric arc steel furnaces; high start-up costs for installation of Minscan refractory application equipment; additional expenses for heavy trial activity for the patented Mag-O-Star® refractory spray coating technology; and severance costs related to organizational changes."

     Worldwide sales were up 9 percent to $186.8 million from $170.7 million in the second quarter of last year. Operating income of $21.0 million was 22 percent higher than the $17.2 million reported for the second quarter of 2001. As noted, excluding the restructuring charge taken in the second quarter of 2001, operating income increased 2 percent.

     For the first six months of 2002, net income increased 25 percent to $27.5 million compared with $22.0 million last year. Diluted earnings per common share increased 21 percent to $1.33 compared with $1.10 for the first six months of 2001.

     Worldwide sales for the first six months of 2002 increased 9 percent to $365.8 million from $334.7 million reported last year. The unfavorable impact of foreign exchange on sales for the first six months of 2002 was approximately $1.9 million. Operating income for the first six months of 2002 was $42.4 million, a 16-percent increase over the $36.7 million reported in the first half of 2001. Excluding the prior year's restructuring charge, operating income increased 6 percent.

     Sales in the Specialty Minerals segment, which includes the PCC and Processed Minerals product lines, increased 6 percent to $127.7 million from $120.6 million in the comparable quarter of 2001. Excluding the prior year's restructuring charge, income from operations for the second quarter increased 5 percent to $15.6 million from $14.8 million in the prior year. For the first six months of 2002, Specialty Minerals sales increased 4 percent to $252.0 million from $241.3 million in the same period in 2001. Excluding the prior year's restructuring, income from operations for the six months increased 7 percent, from $28.7 million in 2001 to $30.8 million this year.

     Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, increased 6 percent to $103.3 million compared with $97.6 million in the second quarter of 2001. For the six months, PCC sales increased 5 percent, to $206.2 million compared with $197.3 million last year.

     Sales of PCC used for filling and coating paper had a 7-percent growth in tonnage in the second quarter, largely due to the ramp-up of the 10 new units of PCC capacity that were added in 2001. One unit is roughly 30,000 tons of annual PCC capacity. Five of these additional units came from new satellite plants the company constructed at Great Northern Paper Company in Millinocket, Maine, and at a paper mill owned by M-Real Corporation at Alizay, France. The remaining five units came from expansions at existing satellite PCC plants.

     "Despite the continued decline in the worldwide paper industry, Minerals Technologies' PCC business continued to grow," said Mr. Saueracker. "This growth came from the ramp-up of new and recently expanded facilities and the successful execution of our strategies, especially increased penetration of the groundwood market."

     Sales of Specialty PCC, used in non-paper applications, continued to be weak as a result of poor industry conditions and a more competitive environment in the consumer market for calcium-fortified products.

     Worldwide sales of Processed Minerals products increased 6 percent in the second quarter to $24.4 million from $23.0 million in the same period in 2001. For the six months, sales of Processed Minerals products increased 4 percent to $45.8 million from $44.0 million for the first half of 2001. These products are used in the building materials, steel, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

     "Much of the strength of our Processed Minerals business comes from the improved economic environment in the construction industry," said Mr. Saueracker.

     Sales in the Refractories segment, the products of which are used primarily in the steel industry, increased 18 percent to $59.1 million in the second quarter from $50.1 million in the same period of 2001. However, operating income decreased 7 percent to $5.4 million from $5.8 million in the prior year, excluding the restructuring charge in 2001. This was attributable to the continued weakness in the steel industry, changing product mix and increased expenses in support of new product launches. For the six months of 2002, net sales of refractory products were $113.8 million, a 22-percent increase over the $93.4 million reported in the first half of 2001. Excluding the prior year's restructuring charge, income from operations for the six months increased 2 percent to $11.6 million from $11.4 million.

     In a development unrelated to the second quarter results, International Paper (IP), Minerals Technologies' largest customer, has informed the company that it intends to begin negotiations with alternative suppliers at one satellite location at which the contract between IP and Specialty Minerals Inc., a wholly owned subsidiary of the company, has expired. The company continues to supply PCC at this location and expects to continue to do so through 2003. IP has also informed the company that it will honor all existing contracts, but is expected to negotiate with other suppliers at other satellite locations as the contracts for those locations expire over the next several years, with the last contract expiring in 2010. That decision by IP increases the risk that some or all of these contracts will not be renewed. However, the company believes its PCC product line continues to offer an attractive value proposition to the paper industry and intends to compete to renew these contracts as they expire. The loss of a substantial amount of the company's sales to IP would have a material effect on the company's results of operations and projected growth rate; however, because these contracts have various remaining terms, the full impact would not be felt for several years. In recognition of this increased risk, the company has shortened the periods over which existing satellite plants at IP mills are depreciated. The shortened depreciation schedule will reduce diluted earnings per share by approximately $0.04 per share for the second half of 2002 and about $0.08 per share in 2003.

     "The sharp economic decline in the paper and steel industries that began in the fourth quarter of 2000 continues to have a negative effect on our financial performance," said Mr. Saueracker. "We do not, at this time, see the anticipated level of improvement that was forecast to occur during the second half of this year. Consequently, we now believe that our diluted earnings per share for 2002 will be between $2.78 and $2.83."

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This press release contains some forward-looking statements. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2001 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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For further information about Minerals Technologies Inc., call 1-888-MTX-NEWS (689-6397); or, look on the Internet at http://www.mineralstech.com/

	MINERALS TECHNOLOGIES INC AND SUBSIDIARY COMPANIES
	CONDENSED CONSOLIDATED BALANCE SHEET

		ASSETS

	(In Thousands of Dollars)
			June 30,	December 31,
			2002*	2001**

	Current assets:
	Cash & cash equivalents		19,256	13,046
	Accounts receivable, net		145,949	125,289
	Inventories		76,588	77,633
	Other current assets		29,162	30,822
	Total current assets		270,955	246,790

	Property, plant and equipment		1,081,274	1,045,627
	Less accumulated depreciation		544,108	509,288
	Net property, plant & equipment		537,166	536,339

	Goodwill		44,720	43,506
	Other assets and deferred charges		20,270	21,175

	Total assets		873,111	847,810

	LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt		31,565	71,934
	Accounts payable		40,857	37,705
	Other current liabilities		46,696	50,890
	Total current liabilities		119,118	160,529

	Long-term debt		87,626	88,097
	Other non-current liabilities		91,894	91,365
	Total liabilities		298,638	339,991

	Total shareholders' equity		574,473	507,819

	Total liabilities and shareholders' equity		873,111	847,810

*	Unaudited.
**	Condensed from audited financial statements.

CONSOLIDATED STATEMENT OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(thousands of dollars, except per share data)
(unaudited)

	Second Quarter		%	Six months		%
	2002	2001	Change	2002	2001	Change

Net sales	$186,828	$170,738	9	$365,828	$334,713	9
Operating costs and expenses:
Cost of goods sold	140,662	125,255	12	274,086	245,731	12
Marketing and administrative expenses	19,357	18,800	3	37,793	36,926	2
Restructuring charge	0	3,403	*	0	3,403	*
Research and development expenses	5,825	6,096	(4)	11,529	11,983	(4)

Income from operations	20,984	17,184	22	42,420	36,670	16
Non-operating deductions - net	1,021	2,169	(53)	2,959	4,060	(27)

Income before provision for taxes
on income and minority interests	19,963	15,015	33	39,461	32,610	21

Provision for taxes on income	5,599	4,327	29	11,234	9,784	15

Minority interests	367	347	6	687	827	(17)

Net income	$13,997	$10,341	35	$27,540	$21,999	25

Weighted average number of common
shares outstanding:
Basic	20,457	19,564		20,221	19,674

Diluted	20,973	19,969		20,768	20,016

Basic earnings per share	$0.68	$0.53	28	$1.36	$1.12	21

Diluted earnings per share	$0.67	$0.52	29	$1.33	$1.10	21

Cash dividends declared per common share	$0.025	$0.025		$0.05	$0.05

1) For the periods ended June 30, 2002 and July 1, 2001.
2) Sales increased approximately 7% in the United States in the second quarter and 9% for the first six months of 2002. International sales increased approximately 13% in the second quarter and 9% for the first six months of 2002.
3) The Company recorded a writedown of impaired assets of $750,000 in the Specialty Minerals segment in the first six months of 2002. Such charge was recorded in the first quarter and is included in cost of goods sold.
4) In accordance with the provisions of SFAS 142, "Goodwill and Other Intangible Assets," there was no amortization expense related to goodwill in the second quarter or the first six months of 2002. Amortization expense related to goodwill was $366,000 in the second quarter of 2001 and $480,000 for the first six months of 2001.
5) The results of operations for the interim period ended June 30, 2002 are not necessarily indicative of the results that ultimately might be achieved for the current year.